SENTRY PETROLEUM LTD. COMPLETES KEY STEP IN EXPLORATION STRATEGY

Denver, Colorado – (FSC – December 29, 2008) - Sentry Petroleum announced today that MBA Petroleum Consultants, a leading international consultancy for the assessment of hydrocarbon exploration assets, has completed the first stage of Sentry’s seismic data interpretation program. Dr. Rajeswaran, Sentry Petroleum President and Chief Executive Officer commented, “MBA has completed loading and quality check of the seismic data. We are now ready to commence a detailed interpretation of the data. MBA’s work represented a major undertaking for several reasons, in particular because of the amount of seismic data provided to them. We are very pleased with their work and commend them on their efforts.”

Rajeswaran continued, “We have made a preliminary amount of data available to an independent geophysicist. A detailed and thorough interpretation of the loaded data will commence in the New Year. As gas was previously discovered and produced at the Gilmore Field immediately adjacent to our properties we are confident that additional drillable prospects will be mapped.”

About the Adavale Basin – The Adavale contains source, reservoir and seal in a variety of structural habitats and includes middle devonian reefs which are prolific producers in other basins worldwide. Proximate discoveries at Gilmore and Kenmore totalling 15 billion cubic feet of gas and 6 million barrels of oil respectively. These successes speak to the prospectivity of the company’s permits.

About Sentry Petroleum Ltd.

Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company’s mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:

Investor Relations 866.680.7649

info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.

14 Wall Street,

20th Floor

New York, NY 10005

212.344.6464 or 800.477.7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.